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                                                               EXHIBIT 10.20

                           [Monsanto Company Logo]

Hendrik A. Verfaillie                               Monsanto Company
President and Chief Executive Officer               800 North Lindbergh Blvd
                                                    St. Louis Missouri 63167
                                                    Phone (314)694-3906
                                                    Fax (314)694-2120
                                                    hendrik.a.verfaillie
                                                    @monsanto.com
                                                    http://www.monsanto.com

                                April 7, 2001

Mr. Charles W. Burson
800 N. Lindbergh Boulevard
St. Louis, MO  63167

Dear Mr. Burson:

This letter agreement sets forth in detail the supplemental retirement benefit (the "SERP") promised to you in the employment offer letter from Hendrik A. Verfaillie to you dated March 12, 2001 (the "Offer Letter") and as approved by the People Committee of the Board of Directors of Monsanto Company on March 28, 2001.

1.   General Terms. The purpose of the SERP is to supplement your benefits
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     as a participant in the Monsanto Company Pension Plan (the "Pension
     Plan") and the Monsanto Company ERISA Parity Pension Plan (the "Parity Pension Plan") and, if applicable, the Monsanto Company Supplemental Retirement Plan (the "SRP"). (The Pension Plan, the Parity Pension Plan and the SRP are referred to collectively as the "Basic Plans").

     The SERP is an unfunded obligation of Monsanto Company (the "Company"), maintained in the form of a notional bookkeeping account (your "SERP Account"), as explained below. The SERP may not be assigned by you, and any attempted assignment, pledge or other transfer will be void. Any disputes concerning the SERP or this Letter Agreement are subject to arbitration as provided in the Offer Letter.

     The terms and conditions of the SERP are, except as specifically provided below, identical to those of your benefit under the Parity Pension Plan, as if the SERP were provided under the Parity Pension Plan. Capitalized terms used in this letter agreement that are not defined herein have the meaning given to them in the Parity Pension Plan or, if they are not defined in the Parity Pension Plan, in the Pension Plan. To the extent necessary, the terms and conditions of the Basic Plans are incorporated into this Letter Agreement by reference and made a part hereof.



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Mr. Charles W. Burson
Page Two
April 7, 2001


2.   SERP Benefit Formula. Your SERP Account will be credited with
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     Contribution Credits and Interest Credits, as and when your accounts under the Basic Plans are credited with Contribution Credits and Interest Credits, respectively. The amount of each Contribution Credit to your SERP Account will equal 2.5 times the sum of the Contribution Credits made at that time to your accounts under the Basic Plans. The Interest Credits to your SERP Account will be computed based upon the balance of your SERP Account, in the same manner as provided in the Pension Plan for Interest Credits to your account under the Pension Plan. Section 4 below also provides for an additional credit to your SERP Account in the case of certain terminations of your employment, to provide benefits that you forfeit under the Basic Plans.

3.   Vesting and Payment of SERP. Except as specifically provided in Section
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     4 below, your SERP Account will vest and will be payable to you or your beneficiaries at the same times, to the same extent and in the same form as if it were provided under the Parity Pension Plan. Your elections regarding the time and form of payment of benefits and naming your beneficiaries will be made in accordance with the Parity Pension Plan and will apply equally to the SERP and any benefits to which you may become entitled under the Parity Pension Plan.

4.   Early Termination of Employment. If your employment terminates in an
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     Involuntary Termination (as defined below) before you have attained five years of Service, your SERP Account will be credited with the amount forfeited from your account balances under the Basic Plans that would have been vested, had you attained five years of Service, and your SERP Account will vest in full. An "Involuntary Termination of Employment" means:

         o If the termination of your employment does not occur during the Protected Period under your Change-of-Control Employment Security Agreement, a termination by the Company, other than for Just Cause or Misconduct.

         o If the termination of your employment occurs during the Protected Period under your Change-of-Control Employment Security Agreement, a termination described in Section 4(a) of your Change-of-Control Employment Security Agreement.

     In addition, if at any time after December 31, 2004, you terminate your employment with the Company voluntarily for the purpose of entering public-sector employment in a national administration, such termination will be treated as if it were an Involuntary Termination for purposes of your SERP, unless such treatment is contrary to applicable law, as determined by the Company in good faith based upon the advice of counsel.



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Mr. Charles W. Burson
Page Three
April 7, 2001


5.   Conclusion. If you agree that the above correctly sets forth our
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     complete understanding of the SERP, superseding all other
     understandings and agreements, oral or written, relating to the SERP (including without limitation those set forth in the Offer Letter), please sign and date one copy of this Letter Agreement and return it to me, retaining the other copy for your file.


                                       Sincerely,

                                       MONSANTO COMPANY



                                       Hendrick A. Verfaillie
                                       President and Chief Executive Officer

                                       /s/ Hendrik A. Verfaillie

Accepted and Agreed:                            Date: 5/11, 2001


       /s/ Charles W. Burson
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Charles W. Burson



cc:      John Murabito
         Wilma Schopp
         Tammy Serati